For Information Contact:

Jeffrey A. Stopko

December 22, 2008

Senior Vice President & Chief Financial Officer

(814) 533-5310

AMERISERV FINANCIAL RECEIVES $21 MILLION INVESTMENT FROM U.S. TREASURY’S CAPITAL PURCHASE PROGRAM

Johnstown, PA - AmeriServ Financial Inc. (Nasdaq: ASRV) announced that it has received a $21.0 million investment from the United States Department of Treasury under the Capital Purchase Program (“CPP”).  The CPP is a voluntary program designed to provide capital to healthy, well managed financial institutions in order to increase the availability of credit to businesses and individuals and help stabilize the U.S. financial system.  The $21 million in Senior Preferred shares represents 3% of the Company’s risk weighted assets as of September 30, 2008.  The Company expects to utilize the majority of the funds to meet the credit needs of its customers and communities with some funds retained for general corporate purposes.

Allan R. Dennison, President & CEO, commented, “While the CPP is voluntary and these funds will further strengthen AmeriServ Financial’s already strong capital and liquidity position, I believe that our participation in the program will further enhance our ability to provide credit to businesses and consumers throughout the communities we serve during this time of financial uncertainty.  This capital will also give us greater flexibility to consider strategic opportunities that may become available as the financial services industry continues to consolidate.”

The Senior Preferred shares pay a dividend of 5% for each of the first five years of the investment and a 9% dividend thereafter, unless the Company redeems the shares.  In conjunction with the purchase of the Senior Preferred shares, the U.S. Treasury received a warrant to purchase 1,312,500 shares of ASRV common stock with an exercise price of $2.40.  As a result of the restrictions associated with participation in the CPP, the Company is required to suspend its treasury stock repurchase program and the 2.5 cent cash dividend paid on November 24, 2008 cannot continue since ASRV has not paid regular cash dividends in recent years.

AmeriServ Financial, Inc. is the parent of AmeriServ Financial Bank and AmeriServ Trust and Financial Services Company in Johnstown.  The Company’s subsidiaries provide full-service banking and trust services through eighteen community offices in southwestern Pennsylvania.  ASRV had total assets of $911 million and shareholders’ equity of $93.7 million or a book value of $4.29 per share at September 30, 2008.

This news release may contain forward-looking statements that involve risks and uncertainties as defined in the Private Securities Litigation Reform Act of 1995, including the risks detailed in the Company’s Annual Report and Form 10-K to the Securities and Exchange Commission.  Actual results may differ materially.